Exhibit 10.8

Stonepine Capital, L.P.

May 12, 2015

Viveve Medical, Inc.

150 Commercial St.

Sunnyvale, CA 94086

Re:      Securities Purchase Agreement

To Whom It May Concern:

Reference is hereby made to that certain Securities Purchase Agreement (the “Purchase Agreement”), by and between Viveve Medical, Inc., a Yukon Territory corporation (the “Company”) and the Purchasers named therein, including Stonepine Capital, L.P., a Delaware limited partnership (“Stonepine”), dated as of the date hereof. This letter agreement (the “Letter Agreement”) is executed in conjunction with, and is a material inducement to Stonepine agreeing to enter into, the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. In the event of a conflict between the terms of this Letter Agreement and the terms of any other Transaction Document, the terms of this Letter Agreement shall control. Stonepine and the Company hereby agree as follows:

1.

Stonepine Board Member. For so long as Stonepine owns at least 15% of the Company’s outstanding equity securities, Stonepine shall have the option, but not the obligation, to designate a Stonepine representative to serve on the Company’s board of directors. Pursuant to paragraph 4 of Appendix 2 to the Company’s Articles of Continuance, as filed on September 23, 2014 (the “Charter”) and Section 4.06(b) of the Company’s By-Laws, dated August 7, 2014 (the “Bylaws”), the directors of the Company may, between annual meetings of the Company, appoint one or more additional directors to serve until the next annual meeting but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last annual meeting. In furtherance of Stonepine’s rights under this Section 1, subject to and in accordance with the Charter, Bylaws and Yukon Business Corporation Act (the “YBCA”), the Company shall take all corporate actions necessary such that, upon written notice from Stonepine regarding its election to designate a Stonepine representative to serve on the Company’s board of directors, the Company shall promptly, and in any event within two business days, appoint such Stonepine representative to the board of directors pursuant to paragraph 4 of Appendix 2 of the Charter and Section 4.06(b) of the Bylaws.

2.

Additional Financings. Subject to the exceptions described below, the Company and its Subsidiaries shall not contract with any party for any equity financing (including any debt financing with an equity component) or issue any equity securities of the Company or any Subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any Subsidiary (including debt securities with an equity component) in any form (“Future Offerings”) for so long as Stonepine owns at least 15% of the Company’s outstanding equity securities, unless it shall have first delivered to Stonepine written notice (the “Future Offering Notice”) describing the proposed Future Offering, including the terms and conditions thereof, and providing Stonepine an option to purchase up to its Aggregate Percentage (as defined below) of the securities to be issued in such Future Offering, as of the date of delivery of the Future Offering Notice, in the Future Offering (the limitations referred to in the preceding sentence are collectively referred to as the “Capital Raising Limitations”). For purposes of this Section 2, “Aggregate Percentage” at any time with respect to Stonepine shall mean the percentage obtained by dividing (i) the aggregate number of shares of Common Stock initially issued to Stonepine on the date hereof by (ii) the aggregate number of shares of Common Stock outstanding, on a fully diluted basis, on the date hereof. Stonepine can exercise its option to participate in a Future Offering by delivering written notice thereof to participate to the Company within three business days after receipt of a Future Offering Notice, which notice shall state the quantity of securities being offered in the Future Offering that Stonepine will purchase, up to its Aggregate Percentage. In the event Stonepine fails to elect to fully participate in the Future Offering within the periods described in this Section 2, the Company shall have 30 days thereafter to sell the securities of the Future Offering that Stonepine did not elect to purchase, upon terms and conditions no more favorable to the purchasers thereof than specified in the Future Offering Notice. In the event the Company has not sold such securities of the Future Offering within such 30-day period, the Company shall not thereafter issue or sell such securities without first offering such securities to Stonepine in the manner provided in this Section 2. The Capital Raising Limitations shall not apply to (i) a loan from a commercial bank with or without an equity feature, (ii) any transaction involving the Company’s issuances of securities (A) as consideration in a merger or consolidation, (B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or (C) as consideration for the acquisition of a business, product, license or other assets by the Company (the primary purpose of which is not to raise equity capital), (iii) the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof, (iv) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan for the benefit of, and to incentivize, the Company’s employees or directors, or (v) any Exempt Issuance to the extent not covered in the other exceptions set forth above. Stonepine shall not be required to participate or exercise its right of first refusal with respect to a particular Future Offering in order to exercise its right of first refusal with respect to later Future Offerings.

3.

Size of Offering. The Company shall sell, and the Purchasers, severally and not jointly, shall purchase, up to an aggregate of $12 million of Shares and Stonepine shall purchase approximately $5.75 million of Shares.

4.

Stonepine Counsel. At the Closing, the Company shall pay for the fees and expenses of Stonepine’s legal counsel in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and related hereto; provided that the Company’s obligation hereunder shall be limited to $20,000.

Please execute this letter agreement where indicated below to confirm the foregoing understanding.

[Remainder of page intentionally left blank]

Very truly yours,

Stonepine Capital, L.P.

By: /s/ Timothy P. Lynch

Name: Timothy P. Lynch

Title: Managing Member of General Partner

Acknowledged and Agreed:

Viveve Medical, Inc.

By: /s/ Scott Durbin____________________

Name: Scott Durbin

Title:     Chief Financial Officer